UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 6, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 6, 2012, CytoDyn Inc. (the “Company”) entered into a Non-Binding Term Sheet (the “Term Sheet”) with Progenics Pharmaceuticals, Inc. (“Progenics,” and together with the Company, collectively, the “Parties”) to acquire from Progenics its proprietary humanized monoclonal antibody viral-entry inhibitor drug candidate, PRO 140 (“PRO 140”).

PRO 140 is a humanized monoclonal antibody developed by Progenics that is directed at CCR5, a cell surface antigen that modulates the normal immune response, and which is bound by many strains of the Human Immunodeficiency Virus (“HIV”) as a means of gaining entry to the immune cell for replication. PRO 140 has been shown in vitro to bind to CCR5 without interfering with normal cellular immune function and to block HIV entry into cells to which it is bound. For this reason, it may be an active antiviral agent in patients infected with HIV.

Based on information the Company has received from a third party that has performed a preliminary investigation of PRO 140, it appears that Phase I and IIa clinical studies of PRO 140 in humans have been substantially completed, and that Progenics has filed an investigational new drug application with the U.S. Food and Drug Administration.

The Term Sheet contemplates that the Parties will negotiate exclusively for a specific limited period toward an agreement whereby the Company would acquire all or substantially all of Progenics’ worldwide tangible and intangible assets and contractual obligations (collectively, the “Target Assets”) relating to PRO 140, including, but not limited to, (i) technology, intellectual property, know-how, trade secrets and other confidential information and/or proprietary information owned or controlled by Progenics relating to research, development, manufacturing and/or commercialization, (ii) Progenics’ existing bulk and clinical supplies of PRO 140, (iii) clinical, non-clinical, safety, and adverse event reporting data, and (iv) regulatory filings and related correspondence.

The Term Sheet also contemplates that definitive documentation for an acquisition of PRO 140 would provide for (i) the Company to be responsible, and assume future expenses, for all clinical development activities, (ii) Progenics to provide the Company with assistance transitioning the Target Assets rights and obligations, which may include assistance with respect to clinical data review, technology assessment, and regulatory matters, (iii) if the Parties agree, Progenics to make available to the Company clinical trial support, and (iv) such other matters as the Parties may agree.

There can be no assurance that the Company and Progenics will enter into a definitive agreement, or, if a definitive agreement is negotiated and entered into, that the terms of such agreement as finally negotiated will be favorable to the Company or the same as those contemplated in the Term Sheet.

Entry into a definitive agreement and the closing, as applicable, of any transaction would be subject to several closing conditions, including, but not limited to, (i) the Parties agreeing upon a purchase price, (ii) the Parties’ completion of and satisfaction with scientific, clinical, regulatory, legal, and other due diligence, (iii) approval of the transaction by the boards of directors of the Company and Progenics, (iv) availability of capital to fund the transaction, (v) any necessary regulatory or other third party approvals, and (vi) negotiation and execution of definitive documentation. There is no guarantee that the Company will be able to enter into a definitive agreement or complete the acquisition of PRO 140 as contemplated by the Term Sheet.

The Company was required pursuant to the confidentiality provision set forth in the Term Sheet to obtain the consent of Progenics to the disclosure of the existence of the Term Sheet in this Form 8-K. The Company assumes sole responsibility for the content set forth in this Form 8-K and Progenics has not approved, explicitly or implicitly, the accuracy of the disclosure set forth herein. In addition, Progenics has made no representation or warranty to the Company regarding PRO 140 or the transactions contemplated by the Term Sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

March 28, 2012	By:	/s/ Kenneth J. Van Ness
Kenneth J. Van Ness President and Chief Executive Officer